                                                                    EXHIBIT 99.1
                                                                    ------------
[BANCORPSOUTH GRAPHIC]

CONTACT:
L. Nash Allen, Jr.                                  Gary C. Bonds
Treasurer and Chief Financial                       Senior Vice President and
  Officer                                             Controller
662/680-2330                                        662/680-2332

  BANCORPSOUTH, INC. ANNOUNCES A 17.5 PERCENT INCREASE IN EARNINGS PER DILUTED
                  SHARE TO $0.47 FOR THE FIRST QUARTER OF 2006

TUPELO, Miss., April 20, 2006 /PRNewswire-FirstCall via COMTEX/ -- BancorpSouth, Inc. (NYSE: BXS) today announced financial results for the first quarter ended March 31, 2006.

         Highlights of the first quarter of 2006 included:

     o Growth of 17.5 percent in earnings per diluted share to $0.47 for the first quarter of 2006 from $0.40 for the first quarter of 2005.

     o The expansion of the Company's net interest margin for the first quarter to 3.73 percent from 3.64 percent for each of the first and fourth quarters of 2005.

     o The third consecutive quarter of double-digit growth in demand deposits, which increased 11.8 percent for the first quarter from the first quarter of 2005 and which included 19.1 percent growth in non-interest bearing demand deposits.

     o The ninth consecutive comparable quarterly improvement in non-performing loans and a $4.8 million reduction of the allowance for credit losses related to Hurricane Katrina recorded in the third quarter of 2005.

     o A return to high single-digit growth in insurance commissions, up 9.5 percent for the first quarter compared with the first quarter of 2005, after two consecutive quarters in which growth was significantly affected by the impact of Hurricane Katrina.

First Quarter 2006 Summary Results

BancorpSouth's net income increased 18.9 percent for the first quarter of 2006 to $37.7 million from $31.7 million for the first quarter of 2005. Net income per diluted share for the first quarter of 2006 increased 17.5 percent to $0.47 from $0.40 for the first quarter of 2005.

Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth, remarked, "We achieved a strong beginning to 2006 with our first quarter operating and financial results. Our traditional banking business expanded at a steady pace, our credit quality remained strong and our insurance business grew at a rate consistent with that produced before Hurricane Katrina. As time has passed, we have also found that the impact of the hurricane on our customers was less than originally estimated and therefore, our results for the first quarter of 2006 reflect a $4.8 million reduction in the previous allowance for credit losses related to Hurricane Katrina, originally recorded in the third quarter of 2005. In addition, our results for the first quarter of 2006 included $1.9 million less in mortgage revenue related to changes in the value of our mortgage servicing asset from which we benefited in the first quarter of 2005."

Net Interest Revenue

Interest revenue for the first quarter of 2006 increased 21.0 percent, or $27.8 million, to $159.9 million from $132.1 million for the first quarter of 2005 and
6.6 percent from $150.0 million for the fourth quarter of 2005. Interest expense increased 42.2 percent, or $19.0 million, to $64.0 million for the first quarter of 2006 from $45.0 million for the first quarter of 2005 and 10.8 percent from $57.7 million for the fourth quarter of 2005.

The average taxable equivalent yield on earning assets increased to 6.16 percent for the first quarter of 2006 from 5.48 percent for the first quarter of 2005 and 5.86 percent for the fourth quarter of 2005. The average rate paid on interest bearing liabilities was 2.91 percent for the first quarter of 2006, compared with 2.17 percent for the first quarter of 2005 and 2.69 percent for the fourth quarter of 2005.

Net interest revenue increased 10.1 percent to $95.9 million for the first quarter of 2006 from $87.1 million for the first quarter of 2005 and 4.0 percent from $92.3 million for the fourth quarter of 2005. Net interest margin was 3.73 percent for the first quarter of 2006 compared with 3.64 percent for both the first quarter of 2005 and the fourth quarter of 2005.

"We continue to be pleased with our asset/liability management performance which, in a challenging interest rate environment, again produced an increase in our net interest margin for the first quarter of 2006," added Patterson. "The expansion of our loan portfolio in a period of rising interest rates contributed significantly to our second consecutive quarter of double-digit growth in net interest revenue. In addition to loan growth, however, the increase in our net interest margin reflects our ability to continue funding our loan growth primarily with lower-cost demand deposits. Also, our conservative stance on maturities in our investment portfolio has enabled us to improve our average taxable yield on earning assets by investing funds from maturing securities in higher rate loans or new higher rate short- and intermediate-term investments."

Deposit and Loan Activity

Total assets at March 31, 2006 increased 9.8 percent to $11.9 billion from $10.8 billion at March 31, 2005. Total deposits grew 7.9 percent to $9.8 billion at March 31, 2006 from $9.1 billion at March 31, 2005. Loans and leases, net of unearned interest, increased 7.1 percent to $7.4 billion at March 31, 2006 from $6.9 billion at March 31, 2005.

Patterson said, "BancorpSouth produced solid growth in loans for the first quarter of 2006, reflecting steady growth in national and regional economies. We expect that, as recently opened loan production offices in Fayetteville, Arkansas, Gulf Shores and Huntsville, Alabama, and Tyler, Texas ramp up their operations, they will support further loan growth in an improving economy. We also continued to generate substantial growth in our demand deposits, which increased 11.8 percent for the first quarter of 2006. As a component of this growth, non-interest bearing demand deposits have now increased at a rate in excess of 19 percent for the third consecutive comparable quarter. The expansion in loans and deposits for the first quarter of 2006 reflected a combination of organic growth and the acquisition of American State Bank in Jonesboro, Arkansas in December 2005."

Provision for Credit Losses and Allowance for Credit Losses

For the first quarter of 2006, a negative provision for credit losses of $3.9 million was recorded compared with a provision for credit losses of $4.8 million for the first quarter of 2005 and $2.0 million for the fourth quarter of 2005. As previously noted, the $10.4 million allowance for credit losses recorded in the third quarter of 2005 relating to the impact of Hurricane Katrina was reduced by $4.8 million in the first quarter of 2006, as contacts with many customers have been re-established and losses related to loans in the impacted area are not expected to be as great as originally anticipated immediately following the hurricane. Excluding this reduction, the provision for credit losses would have been $0.9 million for the first quarter of 2006, an 81.0 percent reduction from the first quarter of 2005. Annualized net charge-offs were 0.09 percent of average loans and leases for the first quarter of 2006 compared with 0.22 percent for the first quarter of 2005 and 0.16 percent for the fourth quarter of 2005.

Non-performing loans and leases declined 18.7 percent to $26.0 million, or 0.35 percent of loans and leases, at March 31, 2006, from $32.0 million, or 0.46 percent of loans and leases, at March 31, 2005, and improved 9.7 percent from $28.8 million, or 0.39 percent of loans and leases, at December 31, 2005. The allowance for credit losses was 1.30 percent of loans and leases at March 31, 2006, compared with 1.34 percent of loans and leases at March 31, 2005 and 1.38 percent of loans and leases at December 31, 2005.

Patterson continued, "While we were certainly pleased to reduce the first quarter provision for credit losses because of the positive impact this had on our financial results, we are also grateful that the reason for the reduction is that the financial impact on our customers as a result of Hurricane Katrina now appears less than originally feared. In addition to the impact of the reduction, we believe our first-quarter results demonstrate that we have continued to enhance our strong credit quality. As a result of the ninth consecutive comparable-quarter improvement in non-performing loans and a single-digit annualized net charge-off percentage, our coverage ratios have continued to strengthen. At the end of the first quarter of 2006, our reserve coverage, or allowance for credit losses to non-performing loans and leases, increased to 369 percent from 352 percent at the end of 2005. Although the full impact of Hurricane Katrina on our financial condition and results of operations may not be known for some time, we intend for our high credit quality to remain a defining strength of BancorpSouth."

Noninterest Revenue

Noninterest revenue was $52.8 million for the first quarter of 2006, down 2.1 percent from $53.9 million for the first quarter of 2005. As previously noted, these results include the impact of a

$1.9 million net decrease in mortgage revenue related to changes in the value of BancorpSouth's mortgage servicing asset for the first quarter of 2006 compared with the first quarter of 2005. In addition, consistent with the past, the Company sold its accumulated inventory of government-guaranteed student loans, producing a $2.4 million gain for the first quarter of 2006 compared with a $2.5 million gain for the first quarter of 2005. Results for the first quarter of 2005 also benefited from a $1.7 million gain on the sale of the Company's membership in an electronic banking network.

"The highlight of our noninterest revenue performance for the first quarter of 2006 was the 9.5 percent growth produced in insurance commission revenue compared with the first quarter last year," stated Patterson. "This growth, which is consistent with the 9.6 percent revenue increase produced for the first half of 2005 prior to Hurricane Katrina, reflects the continuing potential of this business to produce significant organic growth. Because this business is a key element of our strategy to increase noninterest revenue as a percentage of net interest revenue, we will continue to focus on both opportunities for organic growth within this business, as well as growth through expansion or acquisition within or contiguous to our existing six-state franchise."

Noninterest Expense

Noninterest expense increased 7.0 percent to $96.0 million for the first quarter of 2006 from $89.7 million for the first quarter of 2005 and increased 4.0 percent from $92.3 million for the fourth quarter of 2005. The growth in noninterest expense primarily resulted from additional salaries and employee benefits associated with the acquisitions of three bank holding companies since late December 2004 and increased occupancy costs from opening new offices during 2005 and 2006 to date.

Capital Management

BancorpSouth repurchased 125,000 shares of its common stock during the first quarter of 2006 under the stock repurchase plan authorized in April 2005 for the repurchase of up to 3 million shares. With 465,500 shares repurchased under this plan through the end of the first quarter of 2006 combined with the shares repurchased under earlier plans, BancorpSouth had repurchased approximately 11.0 million shares of its common stock as of March 31, 2006, or approximately 13 percent of the shares outstanding when the original share repurchase program was initiated in 2001. BancorpSouth will continue to evaluate additional share repurchases under the April 2005 plan, which authorizes these repurchases during a two-year period expiring April 30, 2007.

Summary

Patterson concluded, "In our second quarter news release issued in July 2005, we discussed the Company's ability to leverage the steady recovery of the traditional banking business to grow within existing and new markets. Now, nearly seven months after the landfall of Hurricane Katrina, conditions are again favorable for the Company to pursue opportunities presented by sustained economic growth. Within the context of our conservative lending, credit and operating philosophies, we are committed to the continuing expansion of our interest and noninterest revenue streams within existing and new markets in our current geographic footprint. We will also continue to evaluate acquisitions in states in which we currently conduct business and contiguous states that would contribute to achieving our financial and operating objectives for 2006."

Conference Call

BancorpSouth will conduct a conference call to discuss its first quarter results tomorrow, April 21, 2006, at 10:00 a.m. (Central Time). Investors may listen via the Internet by accessing BancorpSouth's website at http://www.bancorpsouth.com. A replay of the conference call will be available at BancorpSouth's website for at least two weeks following the call.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could" or "intend." These forward-looking statements may include, without limitation, statements relating to the contribution of our new loan production offices to expanding our loan markets, the magnitude of loan-related losses in the area impacted by Hurricane Katrina, the aggregate impact of Hurricane Katrina on our financial condition and results of operation, our high credit quality remaining a defining strength, our focus on opportunities for organic growth or growth through expansion or acquisition and purchases under our common stock repurchase plan.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors may include, but are not limited to, the rate of economic recovery in the region affected by Hurricane Katrina, the ability of BancorpSouth to obtain additional reliable information in the region affected by Hurricane Katrina, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, the ability of BancorpSouth to increase noninterest revenue and expand noninterest revenue business, the ability of BancorpSouth to maintain credit quality, changes in laws and regulations affecting financial service companies in general, the ability of BancorpSouth to compete with other financial services companies, the ability of BancorpSouth to provide and market competitive services and products, changes in BancorpSouth's operating or expansion strategy, geographic concentration of BancorpSouth's assets, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the ability of BancorpSouth to achieve profitable growth and increase shareholder value, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to repurchase its common stock on favorable terms, the ability of BancorpSouth to leverage opportunities, the ability of BancorpSouth to identify, close and effectively integrate potential acquisitions, the ability of BancorpSouth to expand geographically and enter fast-growing markets, changes in consumer preferences, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth's filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $11.9 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 270 commercial banking, insurance, trust and broker/dealer locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

BANCORPSOUTH, INC.
SELECTED FINANCIAL DATA


                                                       Three Months Ended
                                                            March 31,
                                                  -----------------------------
                                                      2006             2005
                                                  ------------     ------------
(Dollars in thousands, except per share amounts)
EARNINGS SUMMARY:
Net interest revenue                              $     95,929     $     87,129
Provision for credit losses                             (3,860)           4,787
Noninterest revenue                                     52,770           53,919
Noninterest expense                                     96,008           89,688
                                                  ------------     ------------
Income before income taxes                              56,551           46,573
Income tax provision                                    18,806           14,829
                                                  ------------     ------------
Net income                                        $     37,745     $     31,744
                                                  ============     ============

Earning per share:  Basic                         $       0.48     $       0.41
                                                  ============     ============
                    Diluted                       $       0.47     $       0.40
                                                  ============     ============
BALANCE SHEET DATA AT MARCH 31:
Total assets                                      $ 11,889,916     $ 10,829,104
Total earning assets                                10,779,583        9,881,109
Loans and leases, net of unearned income             7,395,287        6,907,387
Allowance for credit losses                             96,017           92,706
Total deposits                                       9,793,203        9,079,407
Common shareholders' equity                            997,565          921,516
Book value per share                                     12.59            11.78


AVERAGE BALANCE SHEET DATA:
Total assets                                      $ 11,764,310     $ 10,878,800
Total earning assets                                10,684,683        9,954,549
Loans and leases, net of unearned income             7,371,764        6,874,571
Total deposits                                       9,706,317        9,094,507
Common shareholders' equity                            973,891          918,538

NON-PERFORMING ASSETS AT MARCH 31:
Non-accrual loans and leases                      $     10,157     $     13,184
Loans and leases 90+ days past due                      13,661           16,622
Restructured loans and leases                            2,197            2,182
Other real estate owned                                 12,012           15,754

Net charge-offs as a percentage
     of average loans (annualized)                        0.09%            0.22%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                                  1.30%            1.18%
Return on common equity                                  15.72%           14.02%

Net interest margin                                       3.73%            3.64%

Average shares outstanding - basic                  79,212,313       78,204,212
Average shares outstanding - diluted                79,541,988       78,518,145

                               BANCORPSOUTH, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                             March 31,
                                                 ------------------------------           %
                                                      2006              2005            Change
                                                 ------------      ------------        --------
                                                       (Dollars in thousands)
Assets
Cash and due from banks                          $    386,543      $    340,930          13.38%
Interest bearing deposits with other banks              6,809            18,329         (62.85%)
Held-to-maturity securities, at amortized
  cost                                              1,777,923         1,203,910          47.68%
Available-for-sale securities, at fair value        1,336,745         1,622,194         (17.60%)
Trading securities, at fair value                          --               167        (100.00%)
Federal funds sold and securities
     purchased under agreement to resell              224,298            85,075         163.65%
Loans and leases                                    7,433,156         6,936,119           7.17%
  Less:  Unearned income                              (37,869)          (28,732)         31.80%
         Allowance for credit losses                  (96,017)          (92,706)          3.57%
                                                 ------------      ------------
Net loans and leases                                7,299,270         6,814,681           7.11%
Loans held for sale                                    38,521            44,047         (12.55%)
Premises and equipment, net                           270,605           235,736          14.79%
Accrued interest receivable                            85,616            67,366          27.09%
Goodwill                                              139,335           104,871          32.86%
Other assets                                          324,251           291,798          11.12%
                                                 ------------      ------------
    Total Assets                                 $ 11,889,916      $ 10,829,104           9.80%
                                                 ============      ============
Liabilities
Deposits:
  Demand:  Noninterest bearing                   $  1,790,418      $  1,503,523          19.08%
           Interest bearing                         3,071,176         2,843,824           7.99%
  Savings                                             771,933           767,778           0.54%
  Other time                                        4,159,676         3,964,282           4.93%
                                                 ------------      ------------
Total deposits                                      9,793,203         9,079,407           7.86%
Federal funds purchased and
    securities sold under agreement
    to repurchase                                     643,401           431,339          49.16%
Other short-term borrowings                                --             2,000        (100.00%)
Accrued interest payable                               28,492            19,674          44.82%
Junior subordinated debt securities                   144,847           138,145           4.85%
Long-term debt                                        136,857           138,308          (1.05%)
Other liabilities                                     145,551            98,715          47.45%
                                                  -----------       -----------
Total Liabilities                                  10,892,351         9,907,588           9.94%

Shareholders' Equity
Common stock                                          198,018           195,640           1.22%
Capital surplus                                       110,000            82,750          32.93%
Accumulated other comprehensive income
  (loss)                                              (16,904)          (11,102)         52.26%
Retained earnings                                     706,451           654,228           7.98%
                                                 ------------      ------------
Total Shareholders' Equity                            997,565           921,516           8.25%
                                                 ------------      ------------
Total Liabilities & Shareholders' Equity         $ 11,889,916      $ 10,829,104           9.80%
                                                 ============      ============

                               BancorpSouth, Inc.
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                               Quarter Ended
                                                  ------------------------------------------------------------------------
                                                   Mar 2006        Dec 2005      Sept 2005       Jun 2005        Mar 2005
                                                  ----------      ----------     ----------     ----------      ----------
INTEREST REVENUE:
Loans and leases                                  $  127,200      $  121,243     $  115,800     $  109,874      $  103,805
Deposits with other banks                                141             177            166            139             111
Federal funds sold and securities purchased
   under agreement to resell                           2,846           3,052          1,061            197             391
Held-to-maturity securities:
    Taxable                                           14,323          10,461          9,160          9,452           9,766
    Tax-exempt                                         1,887           1,696          1,667          1,557           1,598
Available-for-sale securities:
    Taxable                                           10,904          11,048         11,761         12,765          13,745
    Tax-exempt                                         1,363           1,400          1,481          1,491           1,677
Loans held for sale                                    1,238             920            686            571           1,018
                                                  ----------      ----------     ----------     ----------      ----------
        Total interest revenue                       159,902         149,997        141,782        136,046         132,111
                                                  ----------      ----------     ----------     ----------      ----------

INTEREST EXPENSE:
Deposits                                              53,133          47,970         44,790         40,432          37,905
Federal funds purchased and securities sold
   under agreement to repurchase                       5,902           4,896          3,692          2,590           2,161
Other                                                  4,938           4,861          4,859          5,307           4,916
                                                  ----------      ----------     ----------     ----------      ----------
        Total interest expense                        63,973          57,727         53,341         48,329          44,982
                                                  ----------      ----------     ----------     ----------      ----------

        Net interest revenue                          95,929          92,270         88,441         87,717          87,129
  Provision for credit losses                         (3,860)          1,975         14,725          2,980           4,787
                                                  ----------      ----------     ----------     ----------      ----------
        Net interest revenue, after provision
          for credit losses                           99,789          90,295         73,716         84,737          82,342
                                                  ----------      ----------     ----------     ----------      ----------

NONINTEREST REVENUE:
Mortgage lending                                       3,176           2,191          4,207         (2,453)          5,628
Service charges                                       15,450          15,852         15,860         16,411          14,726
Trust income                                           2,016           2,412          2,161          2,004           1,889
Security gains, net                                       10              11             20            371              70
Insurance commissions                                 17,445          14,411         14,830         14,425          15,932
Other                                                 14,673          18,831         11,085         12,264          15,674
                                                  ----------      ----------     ----------     ----------      ----------
        Total noninterest revenue                     52,770          53,708         48,163         43,022          53,919
                                                  ----------      ----------     ----------     ----------      ----------

NONINTEREST EXPENSES:
Salaries and employee benefits                        57,573          53,959         52,173         52,578          53,240
Occupancy, net of rental income                        7,442           7,133          6,751          6,841           6,412
Equipment                                              5,763           5,592          5,501          5,637           5,449
Other                                                 25,230          25,642         25,088         25,519          24,587
                                                  ----------      ----------     ----------     ----------      ----------
        Total noninterest expenses                    96,008          92,326         89,513         90,575          89,688
                                                  ----------      ----------     ----------     ----------      ----------
        Income before income taxes                    56,551          51,677         32,366         37,184          46,573
Income tax expense                                    18,806          16,871          9,507         11,394          14,829
                                                  ----------      ----------     ----------     ----------      ----------
        Net income                                $   37,745      $   34,806     $   22,859     $   25,790      $   31,744
                                                  ==========      ==========     ==========     ==========      ==========

Net income per share: Basic                       $     0.48      $     0.44     $     0.29     $     0.33      $     0.41
                                                  ==========      ==========     ==========     ==========      ==========
                      Diluted                     $     0.47      $     0.44     $     0.29     $     0.33      $     0.40
                                                  ==========      ==========     ==========     ==========      ==========

                               BancorpSouth, Inc.
                 Average Balances, Interest Income and Expense,
                          and Average Yields and Rates
                             (Dollars in thousands)
                                   (Unaudited)

                                                      Quarter Ended
                                                      March 31, 2006
                                        ----------------------------------------
                                          Average                         Yield/
(Taxable equivalent basis)                Balance          Interest        Rate
                                        ------------     ------------     ------
ASSETS
Loans, loans held for sale,
  and leases net of unearned income     $  7,465,932     $    129,097       7.01%
Held-to-maturity securities:
  Taxable                                  1,457,104           14,323       3.99%
  Tax-exempt                                 174,340            2,903       6.75%
Available-for-sale securities:
  Taxable                                  1,201,272           10,904       3.68%
  Tax-exempt                                 117,601            2,097       7.23%
Short-term investments                       268,434            2,987       4.51%
                                        ------------     ------------
  Total interest earning
    assets and revenue                    10,684,683          162,311       6.16%
Other assets                               1,179,820
Less:  allowance for credit losses          (100,193)
                                        ------------
      Total                             $ 11,764,310
                                        ============

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
  Demand - interest bearing             $  3,085,163     $     13,790       1.81%
  Savings                                    749,318            1,693       0.92%
  Other time                               4,150,031           37,650       3.68%
Short-term borrowings                        643,899            5,929       3.73%
Junior subordinated debt                     144,847            2,911       8.15%
Long-term debt                               136,984            2,000       5.92%
                                        ------------     ------------
  Total interest bearing
    liabilities and expense                8,910,242           63,973       2.91%
Demand deposits -
  noninterest bearing                      1,721,805
Other liabilities                            158,372
                                        ------------
  Total liabilities                       10,790,419
Shareholders' equity                         973,891
                                        ------------
  Total                                 $ 11,764,310
                                        ============
                                                         ------------
Net interest revenue                                     $     98,338
                                                         ============
Net interest margin                                                         3.73%
Net interest rate spread                                                    3.25%
Interest bearing liabilities to
   interest earning assets                                                 83.39%

Net interest tax equivalent
  adjustment                                             $      2,409


                               BancorpSouth, Inc.
                 Average Balances, Interest Income and Expense,
                          and Average Yields and Rates
                             (Dollars in thousands)
                                   (Unaudited)

                                                      Quarter Ended
                                                      March 31, 2005
                                        ----------------------------------------
                                          Average                         Yield/
(Taxable equivalent basis)                Balance          Interest        Rate
                                        ------------     ------------     ------
ASSETS
Loans, loans held for sale,
  and leases net of unearned income      $ 6,978,063     $    105,372       6.12%
Held-to-maturity securities:
  Taxable                                  1,092,981            9,766       3.62%
  Tax-exempt                                 138,331            2,458       7.21%
Available-for-sale securities:
  Taxable                                  1,533,691           13,745       3.63%
  Tax-exempt                                 139,157            2,580       7.52%
Short-term investments                        72,326              502       2.82%
                                        ------------     ------------
  Total interest earning
    assets and revenue                     9,954,549          134,423       5.48%
Other assets                               1,016,461
Less:  allowance for credit losses           (92,210)
                                        ------------
    Total                               $ 10,878,800
                                        ============

LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
  Demand - interest bearing             $  2,869,107     $      7,815       1.10%
  Savings                                    766,491            1,555       0.82%
  Other time                               4,033,129           28,536       2.87%
Short-term borrowings                        464,205            2,298       2.01%
Junior subordinated debt                     138,145            2,755       8.09%
Long-term debt                               138,481            2,023       5.92%
                                        ------------      -----------
  Total interest bearing
    liabilities and expense                8,409,558           44,982       2.17%
Demand deposits -
  noninterest bearing                      1,425,780
Other liabilities                            124,924
                                        ------------
  Total liabilities                        9,960,262
Shareholders' equity                         918,538
                                        ------------
  Total                                 $ 10,878,800
                                        ============
                                                         ------------
Net interest revenue                                     $     89,441
                                                         ============
Net interest margin                                                         3.64%
Net interest rate spread                                                    3.31%
Interest bearing liabilities to
   interest earning assets                                                 84.48%

Net interest tax equivalent
  adjustment                                             $      2,312